Exhibit 99.3

October 16, 2018

Dear Greg:

NuVasive, Inc. (the “Company”), through its Board of Directors (the “Board”), has approved the following amendments to your offer letter dated May 22, 2015 (the “Offer Letter”), effective as of the date of this letter, to reflect your agreement to voluntarily relinquish your current role as the Company’s Chief Executive Officer as of November 5, 2018, continue as an employee of the Company in the capacity of a Strategic Advisor through December 1, 2018, continue service as a non-employee member of the Board (a “Director”) in the capacity of Chairman of the Board, and provide services to the Company as a Consultant commencing December 1, 2018, pursuant to the General Consulting and Services Agreement entered into between yourself and the Company.

1.  Title and Position.  Effective as of November 5, 2018, you will no longer serve as the Company’s Chief Executive Officer.  During the period November 5, 2018 through December 1, 2018, you will remain an employee of the Company with the title of Strategic Advisor, reporting to the Board.  In such role and during such period, you will continue to be paid the base salary and be eligible for all Company benefits as in effect on the date of this letter.  The Board and you acknowledge and agree that the decision to leave the role of Chief Executive Officer and to assume the role of Strategic Advisor was voluntary on your part, in furtherance of the Company’s leadership and succession planning activities.

2.  Annual Bonus.  For the 2018 performance year, you will receive a pro-rated bonus in the amount of $553,438.  Such pro-rated bonus will be payable to you at such time that annual bonuses are paid to other senior executives for the 2018 performance year.

3. Long-term Incentive Awards.  It is intended that your termination of service as an employee and continuation of service as a Consultant and a Director will not adversely impact any outstanding long-term incentive awards previously granted to you pursuant to the Company’s 2014 Equity Incentive Plan and 2014 Executive Incentive Compensation Plan.  All of the long-term incentive awards granted to you by the Company that are outstanding as of the date hereof are hereby amended, to the extent necessary or appropriate, to confirm that (i) your service as a Director and as a Consultant shall be recognized and credited as continued service for all purposes under the award agreements, and (ii) if your service as a Director terminates because you are not nominated for re-election, you stand for re-election as a Director but are not re-elected, or you are removed as a Director other than for cause which relates solely to your service as a non-employee Director, such termination of service shall be treated as an involuntary termination without cause, and any long-term incentive awards that are not then vested shall be subject to pro-rata vesting, in accordance with the terms in the Offer Letter and the applicable award agreements.

4.  Termination of Severance Rights and Benefits. You acknowledge and agree that your termination of employment with the Company as of December 1, 2018, is based on mutual agreement, and that from and after December 1, 2018, you have no entitlement or claim to any compensation or benefits under any applicable severance policy or agreement, including the Company’s Executive Severance Policy.  You also acknowledge and agree that effective as of December 1, 2018, you are no longer eligible for change of control benefits under your individual Change in Control Agreement.  Further, from and after December 1, 2018, you acknowledge and agree that you will not be treated as an employee for purposes of any health and welfare benefits, and other benefits afforded to the Company’s employees and executives.

5.  Service as a Director. Your service as Director and Chairman of the Board shall continue subject to and in accordance with the Company’s organizational documents.  Commencing December 1, 2018, you will qualify as a non-employee Director and will participate in the Company’s Director compensation program for non-employee Directors and receive cash retainers and an annual equity award on the same basis as other non-employee Directors.  In furtherance of your duties as Director and Chairman of the Board, the Company will make office space available to you at the Company’s Carlsbad facility, which the Company believes is necessary for its convenience and to facilitate the performance of such duties.  The Company also agrees to provide you with administrative assistance as necessary and appropriate for the performance of such duties, to be coordinated through the office of the Corporate Secretary.

The provisions of this letter agreement shall be governed by the laws of the State of Delaware other than the conflicts of laws provisions thereof.

Please sign below and return the fully executed letter agreement to Peter Leddy, Executive Vice President, People and Culture.

Very truly yours,

NUVASIVE, INC.

By:	/s/ Dan Wolterman
Dan Wolterman, Chairman of the Compensation Committee of the Board of Directors

I have read this letter in its entirety and agree with the terms and conditions set forth in this letter agreement.

/s/ Gregory T. Lucier
Gregory T. Lucier

Dated: October 17, 2018